Exhibit 10.2

Transition Agreement and Release of All Claims

THIS TRANSITION AGREEMENT AND RELEASE OF ALL CLAIMS (this “Agreement”) is made by and between Donald F. Adam (“Executive”) and Benchmark Electronics, Inc., a Texas corporation (“Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive is employed by the Company as its Vice President, Chief Financial Officer pursuant to an Employment Agreement dated March 10, 2009 (the “Employment Agreement”);

WHEREAS, Executive has agreed to relinquish his title of Vice President, Chief Financial Officer effective December 31, 2017 but continue his employment, in a transitional role, through March 9, 2018;

WHEREAS, the termination of Executive’s employment on March 9, 2018 shall constitute a voluntary termination by Executive “without Good Reason” pursuant to Section 6(e) of the Employment Agreement;

WHEREAS, Executive will not be entitled to receive severance benefits pursuant to the Employment Agreement;

WHEREAS, in partial exchange for Executive’s continued employment through March 9, 2018, Executive and the Company are entering into this Agreement to resolve amicably, fully and finally, all matters between them, including, but not limited to, those matters relating to Executive’s employment and the termination of Executive’s employment relationship with the Company; and

WHEREAS, unless specifically defined in this Agreement, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the payments and benefits set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees as follows:

1.           Transition Period and Termination of Employment.

(a)           The Company and Executive agree that it is in both the Company’s and Executive’s best interests for Executive to resign his position as Vice President, Chief Financial Officer and all other position, titles, authorities or responsibilities with the Company and any of its subsidiaries or affiliates he holds by virtue of his role as Vice President, Chief Financial Officer, without any further action on Executive’s part, effective as of December 31, 2017 (“Transition Date”). After the Transition Date and through March 9, 2018 (“Termination Date”) (with the period beginning on the Transition Date and ending on the Termination Date referred to herein as the “Transition Period”), Executive shall remain an “at will” employee of the Company and shall fully and diligently perform the duties assigned to him by the Chief Executive Officer and/or the Vice President of Worldwide Human Resources. Such duties will differ from the duties currently assigned to Executive, and shall include cooperation and assistance in the transition of Executive’s responsibilities to others and cooperating with the Company’s efforts in connection with the orientation of Executive’s successor. During the Transition Period, Executive will not be required to be in the office on a daily basis, but he will make himself available at the Company’s request. While Executive may engage in other business activities during the Transition Period with the advance written consent of the Chief Executive Officer, such other activities may not violate the provisions of Section 11, below, or unduly interfere with the duties assigned to Executive during the Transition Period.

(b)           On the Termination Date, Executive’s will voluntarily resign his “at will” employment with the Company and its subsidiaries and affiliates “without Good Reason” pursuant to Section 6(e) of the Employment Agreement. Except for the compensation and benefits described below, Executive shall cease to actively participate in any plans, programs, policies or arrangements of the Company or any of its subsidiaries or affiliates as of the Termination Date and none of the payments or benefits paid to Executive after the Termination Date shall be contributed to any employee benefit plan, nor will any contribution (matching or otherwise) be made by the Company or any of its subsidiaries or affiliates to any employee benefit plan of the Company. Although it is anticipated that Executive’s “at will” employment will continue until the Termination Date, Executive acknowledges and agrees that the Company reserves the right to terminate his employment “for Cause” prior to the Termination Date, in which case, he would not be entitled to receive the Transition Period consideration described in Section 3, below (and in which case, the term “Termination Date” shall mean the effective date of Executive’s termination “for Cause”).

(c)           Executive agrees to execute on or following the date hereof any and all supplemental documentation provided to him by the Company in furtherance of the transition of his role from Vice President, Chief Financial Officer and Secretary as described in this Section 1.

2.           Accrued Obligations. Regardless of whether Executive signs this Agreement, following the Termination Date, the Company shall pay Executive an amount in cash equal to: (a) his earned, due and unpaid wages and salary and earned but unused vacation time through the Termination Date, payable within 10 days following the Termination Date; and (b) all unreimbursed documented business expenses incurred prior to the Termination Date, payable in accordance with the Company’s expense reimbursement policy.

3.           Consideration during Transition Period. Provided that Executive signs (and does not revoke) this Agreement and the Supplemental Release described in Section 7, below, and complies with all of the other provisions of this Agreement, in consideration for Executive’s satisfactory performance of the duties assigned to him during the Transition Period, Executive shall be entitled to receive the following:

(a)           A reduced annualized base salary of $104,000 and, subject to the provisions, rules, and regulations of the Company’s benefit plan documents, the employee benefits (but not incentive compensation) he was entitled to receive immediately prior to the Transition Date.

(b)           The restricted stock unit awards and nonqualified stock option awards awarded to Executive pursuant to the Company’s 2010 Omnibus Incentive Compensation Plan that vest solely based on the passage of time shall continue to vest through the Termination Date. For the avoidance of doubt, Executive shall not be entitled to receive any long-term incentive compensation awards pursuant to the Company’s 2010 Omnibus Incentive Compensation Plan or any successor plan in 2018 or at any time in the future and any long-term incentive compensation awards that are unvested and outstanding as of the Termination Date shall be forfeited and cancelled for no consideration as of the Termination Date.

(c)           For the 2017 calendar year, the bonus amount Executive would be entitled to receive under the Executive Bonus Plan had he not entered into this Agreement, with the amount due, if any, calculated in accordance with the provisions of the applicable Executive Bonus Plan document and paid at the same time and in the same manner other executive officers of the Company receive their 2017 bonus. For the avoidance of doubt, Executive shall not be entitled to participate in the Executive Bonus Plan or any successor plan in 2018 or at any time in the future.

4.           Release and Waiver. Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby RELEASES AND FOREVER DISCHARGES the Company, its subsidiaries and its affiliates, as well as its or their respective past or present officers, directors, agents, employees, partners, shareholders, attorneys, insurers, predecessors, successors, and assigns (collectively the “Released Parties”) from any and all claims, damages, complaints, grievances, causes of action, suits, liabilities, demands and expenses (including attorneys’ fees) of any nature whatsoever, both at law and in equity (except those expressly reserved herein), whether known or unknown, now existing or which may result from the existing state of things, which Executive now has or ever had against the Released Parties from the beginning of time to the date of execution of this Agreement. In particular, without limitation of the foregoing, the Released Parties are specifically released from and held harmless from any and all claims arising out of or related to Executive’s employment relationship with Company, including, without limitation, Executive’s termination of employment, the Employment Agreement, or Executive’s status as a shareholder of the Company. It is Executive’s intention that this Agreement constitute a full and final general release of all such claims and that this release be as broad as possible. Without limiting the foregoing in any way and to the fullest extent allowed by law, this release includes, but is not limited to, any rights or claims Executive may have under: the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) (“ADEA”); Title VII of the Civil Rights Acts of 1964; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Fair Labor Standards Act; the Equal Pay Act; the Rehabilitation Act of 1973 and the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act (“OWBPA”); the National Labor Relations Act; the Unfair Business Practices Act; the Consolidated Omnibus Budget Reform Act; Uniformed Services Employment and Reemployment Rights Act; Fair Credit Reporting Act; False Claims Act; Family Medical Leave Act; Fair Labor Standards Act; the False Claims Act; the Genetic Information Non-Discrimination Act; the Lilly Ledbetter Fair Pay Act; the Texas Commission on Human Rights Act; the Texas Labor Code; and any other federal, state or local laws or regulations concerning employment or prohibiting employment discrimination, harassment or retaliation, or any claims arising from any applicable local, state, or federal law, common law claims, and wage or benefit claims, including, without, limitation, claims for salary, bonuses, commissions, equity awards, vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation. This release also includes any claims against the Company and/or the Released Parties based on promissory estoppel, restitution, misrepresentation, invasion of privacy, claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, and fraud. Executive agrees that he shall never file a lawsuit or other complaint challenging the validity or enforceability of this release. By signing this Agreement, Executive does not relinquish: (a) any right to any vested benefits under any benefit plans or arrangements maintained by the Company or its subsidiaries or affiliates; (b) any right to indemnification under any applicable directors and officers liability insurance policy, indemnity agreement, applicable state and federal law and Company’s articles of incorporation and bylaws; or (c) Executive’s right to receive the compensation and benefits described in this Agreement. Executive acknowledges that this Agreement does not apply to claims and rights that arise after the date of his execution of this Agreement.

5.           No Lawsuits, Complaints or Claims. To the fullest extent allowed by law, Executive waives his right to file any charge or complaint against the Company and/or any of the Released Parties arising out of his employment, termination from employment, the Employment Agreement or any facts occurring prior to his execution of this Agreement before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law. By signing this Agreement, Executive represents that he has not filed any such claims, causes of action or complaints. Notwithstanding the foregoing, Executive does not waive or release any claim that cannot be validly waived or released by private agreement. Specifically, nothing in this Agreement shall prevent Executive from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. However, Executive understands that by signing this Agreement, Executive waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC or any other state or local deferral agency on his behalf to the fullest extent permitted by law, but expressly excluding any award or other relief available from the SEC. This Agreement is not intended to, and shall not be interpreted in any manner that limits or restricts Executive from, exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities and Exchange Act of 1934) or receiving an award for information provided to any government agency under any legally protected whistleblower rights. Executive acknowledges and agrees that he has been paid all wages owed to him, including, but not limited to, all salary, bonuses, commissions, and pay for earned but unused vacation, and that he has not been denied any legally-protected leave. Other than as set forth in this Agreement, Executive acknowledges and agrees that he is not entitled to any severance or other payment under the Employment Agreement or any other plan, program, or agreement previously entered into with the Company. Executive further acknowledges that he has no pending workers’ compensation claims and that this Agreement is not related in any way to any claim for workers’ compensation benefits, and that he has no basis for such a claim.

6.           Consultation; Review; Revocation. In accordance with the ADEA, as amended by OWBPA, Executive is advised to consult with an attorney before signing this Agreement. Executive is given a period of 21 days in which to consider whether to enter into this Agreement. Executive does not have to utilize the entire 21 day period before signing this Agreement, and may waive this right. Changes to this Agreement, whether material or immaterial, do not restart the running of the 21 day consideration period. If Executive does enter into this Agreement, he may revoke the Agreement within 7 days after his execution of the Agreement. Any revocation must be in writing, sent via certified mail or email, and must be received by the Vice President of Worldwide Human Resources of the Company no later than midnight of the 7th day after execution by Executive (and postmarked on or before midnight of the 7th day after Executive’s execution of this Agreement). In the event Executive revokes this Agreement, Executive understands that this Agreement will be null and void, and he will not be entitled to receive the severance payments and benefits described in the Employment Agreement or Sections 3 or 4, above. If Executive does not revoke this Agreement, the Agreement will become effective, irrevocable, binding and enforceable on the 8th day after Executive signs the Agreement. For the avoidance of doubt, nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

7.           Supplemental Release. As a condition to receive the severance payments and benefits described in Section 3 and the additional consideration described in Section 4, on the Termination Date, Executive shall sign and deliver to the Vice President of Worldwide Human Resources of the Company, the Supplemental Release Agreement attached hereto as Attachment A.

8.           Dispute Resolution. The Parties agree that any dispute or controversy arising from or related to this Agreement shall be decided by the arbitration procedures set forth in Section 10 of the Employment Agreement.

9.           General.

(a)           All payments required to be made by the Company under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. Executive acknowledges and affirms his consent to, and understanding of, the tax and Code Section 409A related provisions set forth in the Employment Agreement and the application of such provisions to the payments described in Section 3, above.

(b)           Executive specifically acknowledges and agrees that a breach of Section 11, below, will result in the immediate discontinuance of any payments or benefits due pursuant to this Agreement. The Parties acknowledge and agree that upon any breach by Executive of his obligations under Section 11, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. Executive shall not, and Executive waives and releases any rights or claims to, contest or challenge the reasonableness, validity or enforceability of the obligations described in Section 11.

(c)           Executive acknowledges that the amounts paid to him, including the amounts paid pursuant to this Agreement, may be subject to recoupment or clawback pursuant to the any applicable policy adopted by the Company or by applicable law, and Executive agrees to comply with any such policy or law and to repay such amounts to the extent required thereunder.

(d)           If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)           No delay or omission by either Party in exercising any right, power or privilege under this Agreement will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise of any other right, power or privilege.

(f)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement).

(g)           This Agreement and the Employment Agreement contain the entire understanding of the Parties relating to the subject matter described in this Agreement. This Agreement may not be amended or modified except by a written instrument hereafter signed by the Parties, and may not be waived except by a written instrument signed by the Party granting such waiver.

(h)           This Agreement and the performance of this Agreement shall be governed and construed in all respects, including but not limited to as to validity, interpretation and effect, by the laws of the State of Texas, without regard to the principles or rules of conflict thereof.

10.         Consult an Attorney; No Representations. Executive acknowledges that the Company has advised him to consult an attorney, at his expense, concerning his rights and the terms of this Agreement, and that Executive had sufficient time to do so and did so or voluntarily chose not to do so. Executive’s waivers are knowing, conscious and with full appreciation that at no time in the future may he pursue any of the rights that he waived in this Agreement. Executive has not relied upon any representations or statements made by the Company in deciding whether to execute this Release.

11.         Restrictive Covenants. Executive acknowledges and hereby affirms his obligations under Section 8 and Section 9 of the Employment Agreement and hereby acknowledges that nothing in this Agreement or the Supplemental Release Agreement shall release Executive from his obligations pursuant to Section 8 and Section 9 of the Employment Agreement including, without limitation, his obligations regarding confidentiality, non-competition, non-solicitation, and non-disparagement.

By signing this Agreement before the 21 day period described in Section 7 expires, Executive waives Executive’s right under the ADEA and the OWBPA to 21 days to consider the terms of this Agreement. In any case, however, Executive retains the right to revoke this Agreement within 7 days, as described in Section 7, above.

DONALD F. ADAM		BENCHMARK ELECTRONICS, INC.

/s/ Donald F. Adam		By:	/s/ Kevin O’Connor

Date:	12-18-2017	Its:	Vice President Human Resources

Date:	12-18-2017

Exhibit 10.2

ATTACHMENT A

SUPPLEMENTAL RELEASE OF ALL CLAIMS

On December 8, 2017, I signed a TRANSITION AGREEMENT AND RELEASE OF ALL CLAIMS (the “Agreement”). As required by Section 8 of the Agreement, by signing this Supplemental Release of All Claims ("Supplemental Release"), I hereby renew and reaffirm my release and waiver of all potential claims against the Released Parties as defined in the Agreement through the date of my execution of this Supplemental Release.

In accordance with the ADEA as defined in the Agreement, I acknowledge and agree that I have been fully advised of my rights under the ADEA with respect to the Agreement and this Supplemental Release. My agreements and understandings regarding the ADEA are hereby incorporated by reference and such understandings include, but are not limited to, that I have been advised to consult with an attorney before signing this Supplemental Release and have been given a period of 21 days in which to consider whether to enter into this Supplemental Release. I understand that I do not have to use the entire 21-day period before signing this Supplemental Release, and may waive this right. If I enter into this Supplemental Release, I understand that I may revoke the Supplemental Release and that any such revocation must be in writing, sent via certified mail or email to the Vice President of Worldwide Human Resources of the Company, and postmarked on or before the end of the 7th day after my timely execution of this Supplemental Release. If I revoke this Supplemental Release, I understand that this Supplemental Release will be null and void, and that I will not be entitled to receive the payments described in Section 3 and 4 of the Agreement. If I do not revoke this Supplemental Release, it will become effective, irrevocable, binding and enforceable on the 8th day after I execute it.

I understand that my entitlement to the consideration described in the Agreement is conditioned upon me signing, not revoking, and abiding by the terms of the Agreement and this Supplemental Release.

If I sign this Supplemental Release, I understand that I must sign and return it to the Vice President of Worldwide Human Resources within 21 days after the Termination Date as defined in the Agreement, but not before the day after the Termination Date.

Date:
Donald F. Adam